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                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:      June 10, 2004
COMPANY:   Central Federal Corporation/CFBank
           2923 Smith Road
           Fairlawn, Ohio 44333
CONTACT:   David C. Vernon
           Chairman, President and CEO
PHONE:     330.666.7979              Fax:     330.666.7959


AKRON BASED RESERVE MORTGAGE SERVICES TO JOIN CENTRAL FEDERAL CORPORATION AND CFBANK.

Fairlawn, Ohio - June 10, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced that it has entered into a definitive agreement to acquire Reserve Mortgage Services, an Akron, Ohio based company founded by Richard J. O'Donnell. Prior to founding Reserve, Mr. O'Donnell was Executive Vice President and Director of Lending, Falls Savings, which was acquired by Fifth Third Bank in 1995. Under terms of the agreement Reserve will continue to operate under the name Reserve Mortgage Services. Mr. O'Donnell will continue as President and CEO of Reserve. Kathy Vidakovics, Vice President of Reserve, will continue in her role as Vice President and Chief Operating Officer. Mr. O'Donnell will also join CFBank's executive management committee. Terms of the deal, which require regulatory approval, were not disclosed.

"We are more than delighted to announce this agreement. Rick O'Donnell and Kathy Vidakovics bring significant talent and an outstanding organization to our company, which will enable us to expand mortgage services," said David C. Vernon, Chairman, President and CEO of Central Federal Corporation. "We are pleased to join Central Federal Corporation and CFBank. Their strong capital position will accelerate our plans for expansion, and we are joining a very progressive organization," added O'Donnell.


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ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation ((Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio.


This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.